Exhibit 10.23

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the      day of                     , 2006 by and between RIVERFRONT INN, LLC, An Indiana Limited Liability Company (“Seller”), and MHI HOSPITALITY CORPORPATION, a Delaware Corporation, or its permitted assigns (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer desires to purchase and Seller desires to sell the property described herein;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid by Buyer to Seller, and the mutual covenants of Seller and Buyer contained herein, Seller and Buyer hereby agree as follows:

1. Agreement to Purchase and Sell. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller:

A. Certain real property consisting of approximately +/- 3.3 acres of land located in Jeffersonville, Indiana, and the hotel improvements located thereon (“the Property”) consisting of a 186 room hotel trading as the Ramada Inn Riverfront (“the Hotel”) and attached leased restaurants (“the Leased Restaurants”);

B. All of the personal property and equipment owned by Seller and located in or at the Hotel and used in connection therewith, including but not limited to, cleaning equipment, furniture, fixtures, carpets, rugs, draperies, mechanical and electrical equipment, office equipment, china, glassware, silver, cooking utensils, flatware, linens, and uniforms (collectively, the “Personal Property”).

C. To the extent owned by Seller and relating to or located on or in the Hotel and transferable by Seller, the telephone number for the Hotel, Hotel directory listings, surveys, plans and specifications, licenses and permits, contractor and maintenance files, service manuals, notices of compliance with state and federal and all governmental agencies and regulations, estoppel certificates or affidavits, and guaranties and warranties as to Personal Property which pertain to the Hotel or are used in connection therewith;

D. Inventory at Closing, including without limitation, merchandise held for sale and reserve stocks of operating supplies on hand at Closing (“the Inventory”);

E. To the extent assignable by Seller, all leases (including the leases on the Leased Restaurants, attached as Exhibits A and B, hereto), lease-purchase agreements and purchase contracts (the “Operating Agreements”) under which Seller, currently or at Closing, holds the use of or has the right to acquire any tangible personal property in connection with the maintenance, use of occupancy of the Hotel. Notwithstanding any agreement to purchase and sell found in Paragraph 1 herein, or in any other Paragraph of this Agreement, Buyer reserves the right not to assume any equipment leases associated with the Hotel, but this must be determined during the Inspection Period; and

F. Except as otherwise provided in this Agreement, all franchise rights, warranties, and all other contracts and agreements held by Seller relating exclusively to the Hotel will be terminated at Closing.

2. Purchase Price. The Purchase Price for the Assets is Seven Million Six Hundred Thousand and 00/l00th Dollars ($7,600,000.00) (the “Purchase Price”). The term “Assets” as used herein shall mean and include the Property, the Hotel, the Leased Restaurants, the Personal Property, the Inventory, the Operating Agreements and such other assets used in connection with the operation of the Hotel as required by Buyer.

A. Within five (5) days following the execution of this Agreement by both Seller and Buyer, a refundable deposit of One Hundred Thousand

Dollars ($100,000.00) (the “Deposit”) will be paid by Buyer to Chicago Title Insurance Company (the “Escrow Agent”) as a good faith deposit, which Deposit shall be applied to the Purchase Price at Closing.

B. The sum of Seven Million Five Hundred Thousand ($7,500,000.00) shall be paid by Buyer to Seller at Closing in cash or by wire transfer of funds immediately available to Seller.

3. Escrow of Deposit. The One Hundred Thousand Dollar ($100,000.00) Deposit shall be held in escrow by the Escrow Agent as a good faith deposit. Buyer and Seller will execute the escrow agent’s standard escrow agreement document. In the event the Buyer elects to extend the Inspection Period as set forth herein under Paragraph 4(A), the additional non-refundable deposit of $50,000.00 will also be held by the Escrow Agent.

4. Conditions.

A. Buyer shall have a period (“Inspection Period”) beginning on the date this Agreement is executed by all parties and expiring forty five (45) calendar days thereafter. During the Inspection Period, Buyer may notify Seller that Buyer does not wish to close on the purchase of the Assets, in which event this Agreement shall terminate, the Deposit shall be refunded to Buyer, and neither party shall have any further obligation to the other with respect to this Agreement. If Buyer elects to proceed forward to closing, unless otherwise expressly provided herein, Buyer’s Deposit will become non-refundable as of 5:00 p.m. on the forty fifth calendar day subsequent to the execution of this Agreement by both Seller and Buyer. Closing will occur not later than thirty (30) calendar days subsequent to the expiration of the Inspection Period. If, prior to 5:00 p.m. on the forty fifth calendar day subsequent to the execution of this Agreement, Buyer notifies Seller in writing that Buyer needs an additional thirty (30) days for the Inspection Period,

Seller shall grant Buyer said additional thirty (30) days and closing will be extended to account for this additional thirty (30) days to the Inspection Period, upon Buyer’s submitting an additional non-refundable deposit of Fifty Thousand Dollars ($50,000.00) to the Escrow Agent. In the event Buyer elects to terminate this Agreement anytime after the expiration of the initial Inspection Period, and any subsequent additions thereto, the initial Deposit of $100,000 shall be refunded to Buyer, Seller shall receive the additional Deposit of $50,000.00 as liquidated damages, and neither party shall have any further obligation to the other with respect to this Agreement; provided, however, that if Seller is unable to deliver good title to the Assets, Escrow Agent shall refund the entire Deposit to Buyer if this Agreement is terminated by Buyer.

B. Seller agrees:

(i) At any reasonable time and from time to time during the Inspection Period, Buyer shall have the right to fully inspect the Assets and to satisfy itself that the Assets, as of the date of such inspection, are in good operating condition and repair, all guest rooms are fully equipped and suitable for rental in the ordinary course of business; to the best of Seller’s knowledge, there are no material defects in the improvements constituting part of the Hotel; the roof, all plumbing, heating, electrical and air conditioning and the water and sewer systems are in good working order and condition. Seller shall use its best efforts to assure that Buyer has access to the Assets during normal business hours, and Seller shall provide all available information concerning the Assets that Buyer may reasonably request to assist Buyer in making such determinations. Buyer may only contact Seller’s designated representative when seeking access to the Hotel. Buyer may not contact any employee of the Hotel directly to seek access to the Hotel. The subject transaction is confidential and shall not be communicated to Seller’s employees other than the designated representative.

(ii) At any reasonable time and from time to time during the Inspection Period, Buyer shall have the right to fully examine all accounting ledgers, audit materials, bonds, operating reports, files and other materials relating to the financial condition and the operation of the Hotel as are available to Seller. Buyer shall bear the cost of all inspections referred to in this Paragraph. Buyer shall indemnify and hold Seller harmless from any physical damage to the Property occurring by Buyer or Buyer’s agents during said inspections.

(iii) Seller shall furnish to Buyer within ten (10) days of this Agreement being signed by both parties year-end financial statements and federal tax returns for 2003, 2004, and 2005, plus 2006 year-to-date financial statements.

(iv) Seller shall furnish to Buyer within ten (10) days of this Agreement being signed by both parties a copy of any title insurance examinations or policies, all environmental studies and reports, and all surveys, architectural plans and drawings, engineering reports, elevator reports, and any and all other reports relating to the roof, structure, mechanical, electrical, plumbing, heating or air-conditioning systems, and environmental reports.

(v) Seller shall furnish to Buyer copies of all existing contracts (e.g. cleaning service, waste disposal contracts, outside payroll service, etc.), employment agreements and personal service contracts relating to the operation of the Hotel within ten (10) days of this Agreement being signed by both parties.

(vi) Seller shall furnish to Buyer within ten (10) days of this Agreement being signed by both parties a copy of the Ramada License Agreement and the most recent inspection report.

(vii) Seller shall terminate its current franchise license agreement and deliver the Asset to buyer free and clear of any franchise encumbrances, except that they Buyer shall pay the lesser of 50% or $50,000.00 of the liquidated damages for early termination of the franchise license.

5. Closing. Closing shall take place in accordance with Paragraph 4.A., above, but in no event will occur after October 1st, 2006, which includes any extensions to the Inspection Period defined in Paragraph 4.

6. Title and Conveyances.

A. At Closing, Seller shall convey good and marketable fee simple title to the Property to Buyer by general warranty deed, clear of any and all deeds of trust, mortgages or other liens or indebtedness, encumbrances, conditions, easements, rights-of-way, assessments, and restrictions except the following (collectively, the “Permitted Exceptions”):

(i) General real estate taxes for the year in which Closing occurs and subsequent tax years;

(ii) All easements, restrictions, covenant, rights-of-way, encroachments, reservations, agreements, conditions, and other matters affecting all or any portion of the Property, which do not prevent Buyer from operating a hotel; and

(iii) All building restrictions and zoning regulations now or hereafter in effect, to the extent adopted by any municipal or other public authority and related to all or any portion of the Property.

B. Seller shall convey the Personal Property to Buyer by a bill of sale that warrants that Seller owns and is conveying to Buyer good and marketable title to the Personal Property, free and clear of all liens and encumbrances. Seller shall assign its franchise rights, warranties, and all other contract rights by properly executed assignment or assignments.

7. Seller’s Representations and Warranties. Buyer has agreed to purchase the Assets as a result of Buyer’s review and inspection, and not because of or in reliance upon any representation made by the Seller or any principal or employee of Seller, or by any agent of the Seller, except as expressly set forth in this Agreement, and that it has agreed to purchase the Assets in their present condition, unless otherwise specified herein.

Notwithstanding the foregoing, Seller represents that, to the best of Seller’s knowledge, Seller is not in possession of any information, and no information has come to Seller’s attention that would cause Seller to conclude that: the Hotel, or any related facilities or utilities are not in conformance with applicable zoning, building codes or other laws and regulations; the Hotel is not free from faulty materials and constructed according to sound engineering standards and constructed in a workmanlike manner; or there is any environmental contamination, hazardous waste, asbestos, or other toxic substances, in the Hotel or on the Property upon which the Hotel is situated in any greater amount or degree than indicated in the environmental studies provided to Buyer, if any. Except to the extent available of the existing title policy and the environmental studies, if any, each of which has been or will be provided to Buyer, in accordance with this Agreement, Seller has not undertaken any independent investigation or verification of the matters described in this Paragraph.

The Hotel and all furniture, fixtures, equipment and appliances located in or serving the Hotel and the Personal Property, are being sold to Buyer “as is”; however, Seller represents that to the best of Seller’s knowledge, the roof and structure of the Hotel are sound, that all appliances, elevators, heating, air-conditioning, plumbing and other systems are now and will at Closing be in good working order and condition.

B. Seller additionally represents and warrants to Buyer that to the best of Seller’s knowledge:

(i) Seller is duly qualified under the laws of the State of Indiana and has full and absolute power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto and to perform all of its obligations hereunder. The individual or individuals executing this Agreement and all other instruments, documents and agreements to be executed by Seller hereunder are duly authorized to execute documents on behalf of Seller. The execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder have been duly authorized by all requisite action or approval that is required in order to constitute this Agreement as a binding and enforceable obligation of the Seller, subject to the limitations and qualifications set forth herein, Seller has the full right to sell the Assets pursuant to this Agreement, and no further authorization or consent to this Agreement is necessary for Seller to sell the Assets to Buyer except as set forth herein.

(ii) There are no judgments, orders, or decrees of any kind against Seller unpaid or unsatisfied of record, nor, any legal action, suit or other legal proceeding pending before any court, or any administrative proceeding pending before any administrative agency relating to the Assets (including any notice of any proposed, pending or threatened condemnation proceeding) which would materially adversely affect the Assets and their intended use, nor has Seller received any actual notice of any such threatened legal action, suit or other legal or administrative proceeding relating to the Assets.

(iii) Seller has received no notice of any proposed, pending or actual assessment made or to be made against the Assets by any governmental authority or instrumentality.

(iv) Seller covenants and represents that it has no personal knowledge of any handling, transportation, storage, treatment or usage of hazardous or toxic substances that has occurred in or on the Property during Seller’s ownership thereof in any greater amount or degree than indicated in the environmental studies provided to Buyer, if any. Seller further represents that Seller has no knowledge of any leak, spill, discharge, emission or disposal of hazardous or toxic substances which has occurred on the Property, and to the best of Seller’s knowledge that the soil, groundwater, soil vapor on or under the land is free of toxic or hazardous substances as of the date hereof other than that indicated in the environmental studies provided to Buyer, if any.

8. Fires or Casualty. Seller shall keep the Hotel insured against loss by fire or casualty in any amount not less than full replacement cost. If, prior to Closing, the Hotel is damaged and the cost of restoring such damage exceeds Two Million Dollars ($2,000,000.00), or if the Hotel is destroyed by casualty, then Buyer may, by written notice to Seller given within ten (10) days after such loss, terminate this Agreement and receive a refund of the entire Deposit. Upon such termination, neither party shall have any further liability to the other party hereunder. Any other loss or damage to the Property shall not be in any way void or impair the obligations of the parties hereunder. If this Agreement is not terminated, insurance proceeds payable with respect to such damage shall be assigned to Buyer at Closing, the full Purchase Price (less an amount equal to the deductible under Seller’s insurance policy) shall be paid, and the Property shall be delivered to Buyer at Closing subject to damage.

9. Adjustments.

A. Real estate taxes, personal property taxes, utilities, water and sewer, rents, and other governmental assessments on the Property shall be prorated between Buyer and Seller on a calendar or fiscal year basis, using the fiscal year of the applicable taxing authority or the billing period for any utility service as the basis for accrual thereof, as of the date of the settlement or Closing. Seller shall pay all expenses of deed preparation, transfer fees, the transfer tax on said deed, and the cost, if any, for removal of title defects. Buyer agrees to pay in cash at closing the cost of recording all documents, including the deed, assignments, mortgage, financing statements, and other collateral documents, as may be applicable, and title examination, title insurance premiums, and Escrow Agent’s fees. Each party shall pay its respective attorney’s fees.

B. Seller shall receive at Closing either in cash or as a credit towards the Purchase Price an amount equal to all monies in house banks and cash registers. Representatives of Seller and Buyer will count such house banks and cash drawers jointly at 6:00 a.m. on the date of Closing.

C. Seller shall receive from Buyer at Closing either in cash or as a credit towards the Purchase Price an amount equal to the transient guest ledger balance for all occupied rooms as of 6:00 a.m. on the date of Closing.

D. Travel agent commissions liability incurred prior to the date of Closing shall be paid by Seller.

E. All prepaid unapplied room rentals, and all deposits for advance reservations for banquets and future services shall be delivered to Buyer. Copies of all agreements relating to banquets and future services shall be jointly compiled by representatives of Buyer and Seller prior to Closing. Buyer shall expressly assume the obligation to perform the agreements in accordance with the terms and honor the advanced deposits received by written instrument delivered at Closing in which Buyer shall agree to defend and indemnify Seller from all claims arising with respect to Buyer’s failure to perform in accordance with this Agreement.

F. Seller shall be entitled to all accounts receivable balances originating prior to the date of Closing and due from tenants, guests, and patrons of the Hotel for rents and other customary hotel direct bill charges. Seller shall have the exclusive right to institute any proceedings and to take any steps to effect collection thereof. Buyer agrees that if any such accounts receivable payments are received by Buyer, they shall be received in trust for Seller and shall be promptly remitted to Seller.

G. Seller shall receive credit for an amount equal to such prepaid expenses that inure to the benefit of Buyer.

10. Notices. All notices hereunder shall be in writing and sent by depositing it with a nationally recognized overnight courier services that obtains receipts, addressed to the appropriate party (and marked to a particular individual’s attention if so indicated) as hereinafter provided. Each notice shall be effective upon being so deposited. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be the receipt of the notice sent. Any party shall have the right from time to time to change the address or individual’s attention to which notice to it or them shall be sent by giving the other party at least ten (10) days’ prior notice thereof. The notice address of the parties shall be as follows:

If to Seller:	Mr. Luther James and Mr. Greg James
Riverfront Inn, LLC
1003 Long Run Road
Louisville, KY 40245

With a copy to:	Robert W. Lanum
Sites & Harrison, PLLC
323 East Court Avenue
Jeffersonville, IN 47130

If to Buyer:	Mr. David R. Folsom
MHI Hospitality Corporation
814 Capitol Landing Road
Williamsburg, VA 23185

With a copy to:	Timothy W. Martin
Frost Brown Todd LLC
400 W. Market Street, 32nd Floor
Louisville, KY 40202

Notwithstanding anything in this paragraph to the contrary, any notice received in fact shall be deemed given in accordance with this paragraph.

11. Commission and Other Fees. There are no brokerage fees or commissions incurred as a result of the consummation of this Agreement other than those payable by Seller to The Mumford Companies. Each party agrees to indemnify, protect, defend and hold harmless the other party from any and all claims for such fees or real estate commissions. The provisions of this Paragraph shall survive Closing.

12. Default.

A. If Buyer does not terminate this Agreement during the Inspection Period, or any extension thereof, and Buyer fails to complete Closing for the purchase of the Property within the time period specified in Paragraphs 4 and 5, hereof, and such failure has not been cured by Buyer within fifteen (15) days following receipt of written notice specifying in detail the nature of such failure, Buyer shall be in default hereunder, and Seller shall retain the entire Deposit as liquidated damages; provided, however, if Buyer’s failure to close on the purchase described herein is caused by Seller’s inability to deliver good title to the Assets, if demanded by Buyer, the entire Deposit shall be refunded to Buyer, and neither party shall have any further obligation to the other with respect to this Agreement.

B. If Seller fails to complete Closing in accordance with this Agreement through no fault of Buyer, Buyer shall be entitled to specific performance of this Agreement in addition to the other remedies to which Buyer is entitled at law or in equity, and the entire Deposit shall be immediately refunded to Buyer.

13. Entire Agreement and Modifications. This Agreement embodies and constitutes the final and entire agreement between the parties hereto and they shall not be bound by any terms, covenants, conditions, representations, or warranties not expressly contained herein. This Agreement may not be altered, changed, or amended by an instrument in writing, executed by both parties hereto.

14. Applicable Law. This Agreement shall be governed, construed, and enforced according to the laws of the State of Indiana.

15. Headings. Descriptive headings are for convenience only and shall not control or affect the meanings or construction of any provision of this Agreement.

16. Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

17. Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The rights of Buyer under this Agreement may be assigned without the prior written consent of Seller.

19. Right to Like-Kind Trade. Seller agrees that Buyer may require Seller to accept payment for the Purchase Price, in cash, from a designated third party intermediary, as a result of Buyer’s previous sale of real property (the “Exchange Property”), wherein Buyer retains the right to transfer and convey the Exchange Property for other real property herein considered for purchase and sale. The exchange contemplated herein will qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended. If Buyer elects to make a like-kind exchange, Buyer shall deliver written notice of such election to Seller prior to the Closing Date. In this event, Seller agrees to cooperate in all reasonable respects in effecting the exchange, so long as Seller does not assume any additional liability as a result of such cooperation. The exchange shall be completed through the use of a “qualified intermediary” or an escrow agent pursuant to Section 1031. Buyer maintains the explicit right to assign this Agreement to such qualified intermediary.

Seller acknowledges that if Buyer elects to effect a like-kind exchange of the subject real estate, Buyer shall assign all of its right, title and interest under this Agreement to the qualified intermediary. Seller agrees to execute any additional documents as may be reasonably requested by Seller to carry out the like-kind exchange. Seller’s agreement to participate shall not result in additional liability to the Seller.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the date set forth below.

SELLER:
Riverfront Inn, LLC

7/6/06	By	/s/ L. Greg James
Date	Name:	L. Greg James, Manager

BUYER:
MHI Hospitality Corporation

7/6/06	By	/s/ David R. Folsom
Date	Name:	David R. Folsom, COO

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